Exhibit 99.1

Contact:
Lori Rosen	Robyn Brown
WeissComm Partners	The Medicines Company
Phone: (212) 301-7173	Phone: (973) 656-1616
lrosen@wcpglobal.com	investor.relations@themedco.com

THE MEDICINES COMPANY RECEIVES FDA REVIEW

LETTER FOR ANGIOMAX SUPPLEMENTAL FILING

PARSIPPANY, NJ, May 28, 2008 — The Medicines Company (NASDAQ: MDCO) announced receipt of a not approvable letter from the U.S. Food and Drug Administration (FDA) on a supplemental New Drug Application (sNDA) for an additional dosing regimen for Angiomax® (bivalirudin) in the treatment of acute coronary syndromes (ACS) initiated in the emergency department.

The primary basis of the filing was the ACUITY trial, whose results have been published in New England Journal of Medicine, Journal of the American Medical Association and Lancet.  The Company believes that the ACUITY results are consistent with those demonstrated in clinical trials of over 47,000 patients across a broad spectrum of cardiovascular risk, including:  REPLACE-2, BAT and, most recently, the HORIZONS-AMI trial.   These trials demonstrate that utilizing Angiomax instead of heparins not only provides comparable protection against ischemic events but also reduces bleeding and costs.

The FDA indicated that the basis of their decision involved the appropriate use and interpretation of non-inferiority trials, including ACUITY.  The Company disagrees with the Agency on these issues and has initiated discussions to address them.

The Medicines Company reaffirmed its 2008 Angiomax U.S. sales guidance of $310 to $320 million.  Angiomax continues to grow patient share in the cardiac catheterization lab, where it is currently promoted.  As of March 2008, over 44 percent of patients undergoing percutaneous coronary intervention (PCI) receive Angiomax as their baseline anti-coagulant.

About Angiomax

Angiomax is a direct thrombin inhibitor with a naturally reversible mechanism of action and 25 minute half-life. In clinical trials, treatment with Angiomax resulted in improved clinical outcomes with significantly reduced rates of major bleeding compared to heparin plus glycoprotein IIb/IIIa inhibitor (GPI) across the entire spectrum of risk in patients undergoing PCI and numerically lower rates of 1-year mortality in patients undergoing PCI.

In the United States, Angiomax with provisional GPI is indicated in patients undergoing angioplasty, also called PCI, and in patients with, or at risk of, heparin-induced thrombocytopenia and thrombosis syndrome (HIT/HITTS) undergoing PCI. In addition, Angiomax is indicated for use as an anticoagulant in patients with unstable angina (UA) undergoing percutaneous transluminal coronary angioplasty (PTCA). Angiomax is intended for use with aspirin. The most common adverse events for Angiomax in clinical trials comparing Angiomax and heparin were back pain, pain, nausea, headache, and hypotension. The incidence of these adverse events was comparable in both the Angiomax and heparin groups in these trials. An unexplained fall in blood pressure or hematocrit, or any unexplained symptom, should lead to serious consideration of a hemorrhagic event and cessation of Angiomax administration. Angiomax is contraindicated in patients with active major bleeding or hypersensitivity to Angiomax or its components. Please see full prescribing information available at Hhttp://www.angiomax.com.

MDCO-G

About The Medicines Company

The Medicines Company (NASDAQ: MDCO) is focused on advancing the treatment of critical care patients through the delivery of innovative, cost-effective medicines to the worldwide hospital marketplace.  The Company markets Angiomax® (bivalirudin) in the United States and other countries for use in patients undergoing coronary angioplasty, a procedure to clear restricted blood flow in arteries around the heart.  The Company also has two products in late-stage development, CleviprexTM (clevidipine butyrate) injectable emulsion and cangrelor.  The Company’s website is www.themedicinescompany.com.

Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, whether the Company’s products will advance in the clinical trials process on a timely basis or at all, whether clinical trial results will warrant submission of applications for regulatory approval, whether the Company will be able to obtain regulatory approvals, whether physicians, patients and other key decision-makers will accept clinical trial results, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on May 12, 2008, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.